                          EINSTEIN ACQUISITION CORP.
                          GREENLIGHT NEW WORLD, LLC
                  c/o New World Coffee/Manhattan Bagel, Inc.
                           246 Industrial Way West
                         Eatontown, New Jersey 07724



                                                                     Exhibit 2.1

                                 May 24, 2001


VIA FACSIMILE & OVERNIGHT MAIL
------------------------------
Einstein/Noah Bagel Corp.
Einstein/Noah Bagel Partners, L.P.
1687 Cole Boulevard
Golden, Colorado 80401
Attention: Paul A. Strasen, Esq.

VIA FACSIMILE & OVERNIGHT MAIL
------------------------------
Skadden, Arps, Slate, Meagher & Flom
333 West Wacker Drive
Chicago, Illinois 60606
Attention: J. Eric Ivester, Esq.

VIA FACSIMILE & OVERNIGHT MAIL
------------------------------
Greenberg, Traurig, LLP
One East Camelback Road
Suite 1100
Phoenix, Arizona 85012
Attention: Charles R. Sterbach, Esq.

     Re: Einstein/Noah Bagel Corp., et al
         Case Nos. 00-44447-EFC-CGC et seq.
         ----------------------------------

Gentlemen:

     In accordance with the Modified Bidding Procedures ("Bidding Procedures") approved by Order of the United States Bankruptcy Court for the District of Arizona ("Bankruptcy Court") dated March 5, 2001, this letter amends the letter dated May 14, 2001 and sets forth the principal terms and conditions under which Einstein Acquisition Corp., a Delaware Corporation, and

May 14, 2001
Page 2

Greenlight New World, LLC (collectively, "Buyer") contemplate purchasing certain assets of Einstein/Noah Bagels Corp. and Einstein/Noah Bagels Partners, L.P., debtors and debtors in possession (the "Debtors"), from the Debtors' estates ("Sellers"). The following terms and conditions will be embodied in, and are subject to (i) the execution and delivery of a definitive asset purchase agreement by the Sellers, the form of which is to be provided in accordance with the Bidding Procedures ("Agreement") and (ii) entry of a final Order of the Bankruptcy Court with jurisdiction over the Debtors approving the Agreement and authorizing and directing transfer of the Purchased Assets,/1/ as defined below, free and clear of liens, claims and encumbrances, with valid liens to attach to the proceeds of sale. Except as modified herein, the terms of the May 14, 2001 letter remain in force and effect.

     1.   Marked Agreement.  Annexed hereto as Exhibit A is the Buyer's marked
          ----------------
agreement ("Marked Agreement"), as required by the Bidding Procedures.

                                        Sincerely,


                                        EINSTEIN ACQUISITION CORP.



                                        By: /s/ Ramin Kamfar
                                           -----------------------
                                           Name:  Ramin Kamfar
                                           Title: CEO


                                        GREENLIGHT - NEW WORLD, LLC by
                                        New World Coffee - Manhattan Bagel, Inc.
                                        as Manager


                                        By: /s/ Ramin Kamfar
                                           -----------------------
                                           Name:  Ramin Kamfar
                                           Title: CEO


______________________
/1/ Unless otherwise defined herein, Defined Terms shall have the meaning ascribed to them in the "Marked Agreement" annexed hereto as Exhibit B.

                                   EXHIBIT A

                                                       Jefferies & Company, Inc.

                                                   11100 Santa Monica Boulevard,
                                       10th Floor, Los Angeles, California 90025
                                         Telephone (310) 575-5200 (800) 933-6656
                                                        Facsimile (310) 575-5165



CORPORATE FINANCE
                                 May 14, 2001

NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
246 Industrial Way West
Eatontown, NJ 07724

EINSTEIN ACQUISITION CORP.
246 Industrial Way West
Eatontown, NJ 07724

Attention:     Mr. R. Ramin Kamfar
               Chairman and Chief Executive Officer

     We understand that New World Coffee - Manhattan Bagel, Inc. ("New World" or the "Issuer") is seeking to acquire (the "Acquisition") the assets of Einstein/Noah Bagel Corporation ("Einstein"). It is our understanding and New World has advised us that, in order to consummate the Acquisition, they will require financing (the "Financing") in the approximate amount of $[ ] million of Senior Secured Notes, the summary of terms of which are attached hereto as Exhibit A (the "Notes").

     We are pleased to confirm that Jefferies & Company, Inc. ("Jefferies") is highly confident in our ability to arrange the Financing. Our ability to complete the Financing is subject to (i) nomaterial adverse change in the condition (financial or otherwise), results of operations, prospects or business of New World or Einstein, (ii) market conditions similar to those existing as of the date of this letter, (iii) the preparation, execution, and delivery of documentation and the terms of the Notes being satisfactory to Jefferies, Jefferies' counsel and the purchasers of the Notes, which documentation will contain representations, warranties, conditions, covenants, and other terms and provisions as are customary in transactions of this type, (iv) approval by the Bankruptcy Court of the Acquisition, and (v) satisfactory completion of confirmatory business, financial, legal, accounting and other customary due diligence matters.

     Jefferies is an institutional brokerage and investment bank. Jefferies offers capital raising, advisory, merger, acquisition, and restructuring services for middle market companies and is focused on trading in equity, high yield, convertible and international securities, as well as relevant, high quality research for institutional investors. Jefferies, as part of its investment banking practice, has had extensive experience in raising high yield debt financings. Since 1993, Jefferies has raised over $32.6 billion in public and private debt offerings. Jefferies has considerable experience in raising debt capital for clients in the restaurant/consumer industry. Notable transactions in which Jefferies has acted as placement agent include: $71 million of Senior Secured Notes issued by Piccadilly Cafeterias, Inc. in December 2000, $130 million of Senior Secured Notes by Majestic Star Casino LLC in June 1999, $100 million of Senior Secured Notes for The Sports Club Co. in March 1999, $95 million of Notes for Mrs. Field's Original Cookies in August 1998, $125 million of Senior Subordinated Notes issued by Foodmaker, Inc. in April 1998, $155 million of Senior Secured Notes issued by American Restaurant Group, Inc. in February 1998, $100 million of Senior Notes issued by Mrs. Field's Original Cookies, Inc. in November 1997, and $100 million of Senior Notes issued by AmeriKing, Inc. in November 1996.

This letter is being delivered to New World in connection with the engagement agreement dated May 14, 2001 and entered into between New World and Jefferies and is subject to the limitations on liability, indemnification, and other terms and conditions thereof.

NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
May 14, 2001
Page 2






                                             Sincerely,

                                             /S/ Jefferies & Company, Inc.
                                                 JEFFERIES & COMPANY, INC.

Exhibit A
---------

                          [ ]% Senior Secured Notes due 2008
                   -----------------------------------------

Issuer......................  New World Coffee - Manhattan Bagel, Inc. ("New
                              World" or the "Issuer").

Securities Issued...........  [ ] aggregate principal amount of [ ]% Senior
                              Secured Notes (the "Notes").

Principal Amount............  [ ]

Coupon......................  The Issuer will pay an annual rate of interest equal to [ ]. The Issuer will make interest payments on the Notes semiannually on [ ] and [ ] of each year, beginning [ ] 2001.

Maturity....................  [ ] 2008 (7 years).

Assumed Rating..............  B2/B.

Use of Proceeds.............  The net proceeds from the sale of the Notes will be used to acquire substantially all of the assets of Einstein / Noah Bagel Corporation ("Einstein") through a 363 Sale of the Bankruptcy Court.

Distribution................  Via Rule 144A with registration rights.

Guarantees..................  The Notes will be fully and unconditionally guaranteed by the Issuer and all existing and future subsidiaries.

Ranking.....................  The Notes will be senior secured obligations of the Issuer, will rank senior in right of payment to all subordinated indebtedness of the Issuer and will rank pari passu in right of payment with all existing and future senior indebtedness of the Issuer. The Notes will be contractually subordinated to the new [ ] million credit facility which will be undrawn at closing.

Security....................  The Notes will be secured by substantially all the assets of the Issuer and its subsidiaries.

Optional Redemption.........  On or after ______, 2005, the Issuer will have the right to redeem all or some of the Notes at the following redemption prices, plus accrued and unpaid interest.

                              Despite the foregoing, the Issuer will be obligated to use all proceeds related to the retirement of Einstein debentures for the redemption of Notes at par (see "Other Issues").

                                For the Period Below                  Percentage
                                --------------------                  ----------
                                On or after ________, 2005...........    [ ]   %
                                On or after ________, 2006...........    [ ]   %
                                ________, 2007 and thereafter........    [ ]   %

                              Prior to ________, 2004, the Issuer may also redeem up to one-third of the original principal amount of the Notes at a price of [ ]%, plus accrued and unpaid interest to the date of redemption, with certain of the proceeds realized by the Issuer from any offering, provided at least of [ ]% the Notes originally issued remain outstanding.

Change of Control.............Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuer to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest.

Principal Covenants...........The Indenture will contain covenants, that among other things, limit the ability of the Issuer and certain of its subsidiaries to:

                              .   incur additional indebtedness;

                              .   pay dividends or make other restricted
                                  payments;

                              .   issue stock of subsidiaries;

                              .   make certain investments;

                              .   create liens;

                              .   make capital expenditures;

                              .   enter into transactions with affiliates;

                              .   merge or consolidate; and

                              .   transfer or sell assets.

                              These covenants are subject to a number of important exceptions.

Other Covenants...............Upon receipt by the Issuer of proceeds from the
                              Bankruptcy Court with regard to the retirement of the Einstein subordinated debentures stemming from the 363 Sale, the Issuer shall use all such proceeds to redeem the Notes at par.

                                   EXHIBIT B

                               TABLE OF CONTENTS
                               -----------------

                                                                                               Page
                                                                                               ----
1.   PURCHASE AND SALE OF ASSETS...........................................................      1

     1.1    Purchased Assets...............................................................      1
     1.2    Excluded Assets................................................................      5

2.   PURCHASE PRICE; ASSUMPTION OF LIABILITIES; DEPOSIT....................................      6

     2.1    Amount and Payment of Purchase Price...........................................      6
     2.2    Assumed Liabilities............................................................      7
     2.3    No Expansion of Third Party Rights.............................................      7
     2.4    Taxes..........................................................................      8
     2.5    Deposit........................................................................      8

3.   EMPLOYEES.............................................................................      9

4.   REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................      9

     4.1    Organization...................................................................      9
     4.2    Authorization..................................................................      9
     4.3    No Conflicts...................................................................     10
     4.4    Leased Real Property...........................................................     10
     4.5    Personal Property..............................................................     10
     4.6    Intellectual Property..........................................................     10
     4.7    Employees and Employment-Related Matters.......................................     11
     4.8    Employee Benefit Plans.........................................................     11
     4.9    Contracts......................................................................     11
     4.10   Litigation.....................................................................     11
     4.11   Hartnett Employment Agreement and Severance Agreements.........................     12
     4.12   SEC Documents; Financial Statements............................................     12
     4.13   ENBPI..........................................................................     12
     4.14   Amount of Assumed Current Liabilities..........................................     12

5.   REPRESENTATIONS AND WARRANTIES OF BUYER...............................................     12

     5.1    Organization...................................................................     12
     5.2    Authorization..................................................................     12
     5.3    No Conflicts...................................................................     13
     5.4    Financial Capacity.............................................................     13

6.   COVENANTS.............................................................................     13

     6.1    Access; Confidentiality........................................................     13
     6.2    Operation of Business..........................................................     13
     6.3    Reasonable Efforts.............................................................     15
     6.4    Publicity......................................................................     15

                                                                           Page
                                                                           ----
     6.5     Notice of Developments........................................ 15
     6.6     HSR Filings................................................... 16
     6.7     Preliminary Order............................................. 16
     6.8     Acquisition Proposals......................................... 16
     6.9     Cooperation and Access........................................ 16
     6.10    Preliminary Order............................................. 16
     6.11    Sale Order.................................................... 17
     6.12    ENBPI:........................................................ 18
     6.13    401(k) Plan................................................... 18
     6.14    Transitional Services Agreement............................... 18

7.   CONDITIONS PRECEDENT TO PARTIES' OBLIGATION........................... 18

     7.1     Conditions to Obligations of All Parties...................... 18
     7.2     Conditions to Buyer's Obligations............................. 18
     7.3     Conditions to Sellers' Obligations............................ 20

8.   CLOSING AND CLOSING DELIVERIES; CALCULATIONS AND
             PAYMENTS AT CLOSING........................................... 21

     8.1     Closing....................................................... 21
     8.2     Sellers' Obligations at Closing............................... 21
     8.3     Buyer's Obligations at Closing................................ 21

9.   CERTAIN POST CLOSING MATTERS.......................................... 21

     9.1     Post Closing Determination of Assumed Current Liabilities..... 21
     9.2     Use of Intellectual Property and Other Information............ 23
     9.3     Further Assurances............................................ 23
     9.4     Survival of Representations and Warranties.................... 24
     9.5     Post Closing Access to Books and Records...................... 24
     9.6     Change of Corporate Name...................................... 24

10.  TERMINATION........................................................... 24

     10.1    Termination Rights............................................ 24
     10.2    Termination Payment........................................... 25

11.  GENERAL............................................................... 25

     11.1    Third Party Beneficiaries..................................... 25
     11.2    Amendments, Waivers........................................... 25
     11.3    Schedules; Integration........................................ 26
     11.4    Governing Law................................................. 26
     11.5    No Assignment................................................. 26
     11.6    Headings...................................................... 26
     11.7    Counterparts.................................................. 26
     11.8    Parties in Interest........................................... 26
     11.9    Notices....................................................... 26
     11.10   Expenses...................................................... 27

                                                                            Page
                                                                            ----

     11.11     Waiver.........................................................27
     11.12     Representation By Counsel; Interpretation......................27
     11.13     Severability...................................................27
     11.14     Jurisdiction...................................................28
     11.15     Indemnification................................................28
     11.16     Evaluation of Alternative Structure............................29

12.  DEFINITIONS..............................................................29

                           ASSET PURCHASE AGREEMENT
                           ------------------------

          This Asset Purchase Agreement (the "Agreement") is made and entered into as of February 10, 2001, by and among Einstein/Noah Bagel Corp. ("E/N
                                                                       ---
Corp."), Einstein/Noah Bagel Partners, L.P. ("E/N Partners" and together with
----                                          ------------
E/N Corp., the "Sellers") and Einstein Acquisition Corp., a Delaware Corporation, and Greenlight New World, LLC (collectively the "Buyer").
                                                              -----
Capitalized terms not otherwise defined in the body of this Agreement are defined in Section 12.


                            PRELIMINARY STATEMENTS
                            ----------------------

     A. Sellers are debtors in certain chapter 11 cases (Case Nos. 00-04447-CGC and 00-04448-CGC) (together, the "Cases") pending before the United
                                               -----
States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court");
                                                          ----------------


     B. Sellers own and operate a chain of specialty retail stores doing business under the names "Einstein Bros. Bagels" and "Noah's New York Bagels," selling fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, among other items, and engage in certain related licensing and other business activities (collectively, the "Business"); and
                                        --------

     C. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with, among other provisions, Sections 363 and 365 of title 11 of the United States Code (the "Bankruptcy Code"), Sellers desire to
                                            ---------------
sell, transfer and assign to Buyer (or its Affiliates) substantially all of the assets and rights of Sellers used in or related to such Business (excluding in all cases the Excluded Assets) in return for cash and the assumption by Buyer of certain liabilities of Sellers related to the Business, and Buyer desires to purchase, acquire and accept the assignment of such assets and rights and to assume such liabilities, all upon the terms and subject to the conditions set forth in this Agreement;

          NOW THEREFORE, in consideration of the premises and the mutual promises herein contained, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows.

     1.   Purchase and Sale of Assets.
          ---------------------------

          1.1  Purchased Assets. Pursuant to Sections 363 (b) and (f) and 365 of
               ----------------
the Bankruptcy Code, Sellers agree to sell, transfer, assign and deliver to Buyer (or its Affiliates) at the Closing, and Buyer agrees to purchase and accept from Sellers at the Closing, each Seller's right, title and interest to all of its respective assets, properties and rights, real and personal, tangible and intangible, whether owned or leased that are used, usable or necessary in connection with the Business (all of the foregoing, but in all cases excluding the Excluded Assets, the "Purchased Assets"), free and clear of all mortgages,
                          ----------------
pledges, liens, charges, equities, encumbrances, security interests and the like (collectively, "Liens"), upon the terms and subject to the conditions and
                -----
exceptions set forth in this Agreement. Unless indicated otherwise in the respective subsections, all schedules referred to in this Section 1 or elsewhere in this Agreement have been mutually agreed to by Buyer and Sellers. Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

               1.1.1    Cash. All Operating Cash as of the Closing Time
                        ----
including without limitation any cash in any "concentration account" or similar account;

               1.1.2    Receivables. All trade receivables, note receivables,
                        -----------
insurance receivables and other receivables of either Seller as of the Closing Time, including receivables under any franchise or licensing agreements (collectively, "Receivables") and any security or collateral for Receivables.
                -----------
Specifically excluded from the Receivables are the Excluded Receivables;

               1.1.3    Inventory. All items of inventory, components, assembled
                        ---------
or finished goods, work in process, parts, raw materials and supplies as of the Closing Date (collectively, "Inventory");
                             ---------

               1.1.4    Assumed Contracts. To the extent such Contracts are
                        -----------------
assignable under the Bankruptcy Code, all of either Seller's right, title and interest in and to or under all Contracts other than Excluded Contracts listed on Schedule 1.2.3 (the "Assumed Contracts");
   --------------       -----------------

               1.1.5    Personal Property. All owned furniture, fixtures, fixed
                        -----------------
assets, equipment (including office equipment), supplies, manuals, vehicles, and other personal property owned by either Seller (collectively, the "Personal
                                                                   --------
Property");
--------

               1.1.6    Claims and Causes of Action. (i) Any and all
                        ---------------------------
intellectual property claims (to the extent related to the Intellectual Property) and (ii) any and all other claims and causes of action that may be asserted by Sellers against (x) any vendor to the extent that the relevant contract with such vendor is an "Assumed Contract" hereunder or the obligations to such vendor are Assumed Total Liabilities hereunder or (y) employees of the Business who become employees of Buyer as of the Closing Date; excluding from all of the foregoing, (A) claims or causes of action against parties listed on
Schedule 1.2.4 hereto that are unrelated to the Business, (B) claims or causes
--------------
of action under the avoidance provisions of the Bankruptcy Code or state fraudulent conveyance laws, and (C) claims against vendors (including claims for indemnity, contribution and reimbursement) that arose prior to the Closing Date (whether or not asserted prior to the Closing Date) with respect to services or supplies provided by such vendors to Sellers prior to the Closing Date and that do not relate to Assumed Contracts or Assumed Real Property Leases;

               1.1.7    Intentionally Omitted

               1.1.8    Assumed Real Property Leases. To the extent such Real
                        ----------------------------
Property Leases are assignable under the Bankruptcy Code, all of Sellers' right, title and interest in and to all Real Property Leases other than the Excluded Real Property Leases listed on Schedule 1.2.5 (the "Assumed Real Property
                                                   ---------------------
Leases");
------

               1.1.9    Books and Records. All books and records of Sellers
                        -----------------
relating to the Business or Purchased Assets, including, without limitation, (i) all computer data files stored, used, held or kept in connection with the Business or Purchased Assets, and (ii) to the extent in possession of Sellers, copies of the Organizational Books and Records of Einstein/Noah Bagel Partners, Inc. ("ENBPI") (all of the foregoing, the "Books and Records");
       -----                               -----------------

               1.1.10   Intellectual Property. All of Sellers' right, title and
                        ---------------------
interest with respect to:

                             (i) patents, patent applications, inventor's certificates, invention disclosures, reissues, divisions, continuations-in-part and extensions thereof;

                             (ii)    trademarks (whether registered or
          unregistered), trademark applications, trade names, brand names, assumed names, trade dress, service marks (whether registered or unregistered), service mark applications, internet domain name registrations and other indications of origin and all renewals, modifications and extensions thereof;

                             (iii)   copyrights (whether registered or
          unregistered), copyright applications and all renewals and extensions thereof;

                             (iv)    the Management Information Systems;

                             (v)     to the extent transferable under the
          Bankruptcy Code, all of Sellers' other intellectual property, trade secrets, inventions, confidential or proprietary business information, know-how, ideas, formulas, compositions, technical data, operating manuals and guides, writing and other works of authorship, whether copyrightable or not, including software programs or applications (including source code and object code and all documentation therefor) developed by or on behalf of Sellers, algorithms, databases, financial, marketing and business data, pricing and cost information, recipes, processes, techniques, vendor lists and records, customer lists and records, licensing records, plans, designs, drawings, sketches, specifications, proposals, rights to limit the use or disclosure of confidential information by any person, advertising and promotional materials, business and marketing plans and similar assets;

                             (vi) the goodwill associated with each of the foregoing;

                             (vii) the right to use or exploit any of the foregoing;

                             (viii)  any similar tangible or intangible
          intellectual property or proprietary rights, information and technology;

                             (ix) any of the foregoing used pursuant to an express or implied license, to the extent transferable under the Bankruptcy Code; and

                             (x) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction

(all of the foregoing being referred to collectively as the "Intellectual
                                                             ------------
Property");
--------

               1.1.11   Governmental Permits. All of Sellers' licenses,
                        --------------------
consents, qualifications, approvals or other regulatory authorizations issued by any governmental entity pursuant to any law, rule, regulation, decree or administrative or industry practice ("Governmental Permits") that are
                                      --------------------
transferable and that are necessary or useful for the operation of the Business and held by Sellers in connection with the operation of the Business or the ownership of the Purchased Assets (and "Purchased Assets" shall expressly exclude any other Governmental Permits);

               1.1.12   Prepaid Expenses, Deposits, and Certain Rights. All of
                        ----------------------------------------------
Sellers' prepaid expenses, media barter credits, utility, lease and other deposits (including the Prepaid Rent and Prepaid Advertising), rights under indemnities (including, without limitation, from manufacturers, vendors and others), rights arising out of or under any express or implied warranties from any suppliers, or rights otherwise arising in connection with the operation of the Business, but in all cases only to the extent related directly to the Purchased Assets (and "Purchased Assets" shall expressly exclude any of the foregoing types of rights and interests not related directly to the Purchased Assets);

               1.1.13   Vendor Allowances. All vendor allowances, including
                        -----------------
volume and promotional incentive allowances, spoilage credits, and any other credits of Sellers received by or accruing to Sellers, related to (i) the vendor contracts that are Assumed Contracts hereunder or (ii) vendors with respect to which all of Sellers' obligations are Assumed Total Liabilities hereunder;

               1.1.14   Bank Account Agreements. Each bank account agreement
                        -----------------------
with respect to which Buyer (to the extent Buyer has determined that it wants such agreement transferred to it) and the relevant bank or financial institution have agreed to a transfer of such agreement to Buyer effective on or immediately after the Closing Date; provided, that Sellers shall have no obligation with
                        --------
respect to the foregoing other than to execute an Assumption and Assignment Agreement and to pay all fees current through Closing (other than account transfer fees);

               1.1.15   Insurance Policies and Insurance Claims. To the extent
                        ---------------------------------------
assignable under the Bankruptcy Code, all of Sellers' contracts of insurance with respect to the Business and the Purchased Assets, any unearned premiums thereunder, and any outstanding claims against insurance policies; provided, the Sellers shall
                                               --------
remain listed as additional insureds under any such policies, at Sellers' expense;

               1.1.16   Equity Interest in ENBPI. All of E/N Corp.'s right,
                        ------------------------
title and interest in the capital stock of ENBPI;

               1.1.17   Other Assets. All other assets of Sellers that are not
                        ------------
Excluded Assets and that are used, usable, or necessary for the operation of the Business.

          1.2  Excluded Assets. The Purchased Assets shall not include, and
               ---------------
Sellers shall retain, the following assets, without duplication (the "Excluded
                                                                      --------
Assets"):
------

               1.2.1    Interseller Claims. All claims or obligations between or
                        ------------------
among any Sellers or either of the Sellers and ENBPI;

               1.2.2    Excluded Receivables. All receivables due from one
                        --------------------
Seller to the other Seller, from either Seller to ENBPI, or from ENBPI to either Seller (the "Excluded Receivables")

               1.2.3    Excluded Contracts. All Contracts of Sellers (i) listed
                        ------------------
in Schedule 1.2.3 and (ii) all Contracts between Sellers (but not any third
   --------------
parties) (all of the foregoing, the "Excluded Contracts");
                                     ------------------

               1.2.4    Excluded Claims and Causes of Action. All claims and
                        ------------------------------------
causes of action against parties set forth on Schedule 1.2.4 and causes of
                                              --------------
action that are not specifically described as being "Purchased Assets" pursuant to Section 1.1.6;

               1.2.5    Excluded Real Property Leases. (i) All Real Property
                        -----------------------------
Leases between Sellers (collectively, the "Interseller Leases"), and (ii) all
                                           ------------------
Real Property Leases listed in Schedule 1.2.5 (all of the foregoing, the
                               --------------
"Excluded Real Property Leases");
 -----------------------------

               1.2.6    Organizational Books and Records. The corporate
                        --------------------------------
charters, bylaws, partnership agreements, regulations, minute books, taxpayer and other identification numbers, seals, securities transfer books, registries, blank stock certificates, and other organizational documents and records of each Seller and each subsidiary or affiliate of any Seller or other entity in which any Seller may have an equity interest other than ENBPI (the "Organizational
                                                              --------------
Books and Records");
-----------------

               1.2.7    Sellers' Rights Under this Agreement. Either Seller's
                        ------------------------------------
rights under this Agreement or any ancillary agreements executed by Buyer and either of the Sellers pursuant hereto (the "Related Agreements"), including
                                            ------------------
without limitation, the right to receive the Purchase Price;

               1.2.8    Tax Refunds. Tax refunds payable to either Seller in
                        -----------
respect of (i) Excluded Assets or (ii) any Tax paid prior to the Closing Date;
and

               1.2.9  Seller's Rights Under D&O Insurance.  Seller's rights
                      -----------------------------------
under director and officer liability insurance policies, provided that Sellers shall not cancel any such policies covering persons who have been engaged or employed by Buyer without Buyer's consent.

               1.2.10 Other Excluded Assets.  All items of property or other
                      ---------------------
assets expressly excluded from the Purchased Assets pursuant to Section 1.1 or otherwise in this Agreement.

     2.   Purchase Price; Assumption of Liabilities; Deposit.
          --------------------------------------------------

          2.1  Amount and Payment of Purchase Price.
               ------------------------------------

                    (a)  Amount.  The aggregate consideration (the "Purchase
                         ------                                     --------
     Price") to be paid by Buyer pursuant to this Agreement shall be: not less
     -----
     than $182.7 million nor more than $190 million, consisting of cash in the amount of $160 million, as adjusted pursuant to this Section 2.1(a), and the assumption of Assumed Current Liabilities. The cash portion of the Purchase Price shall be:

                         (i) decreased by the amount by which the Assumed Current Liabilities at the Closing Date exceed $30 million; and

                         (ii) increased by the amount by which the Assumed Current Liabilities on the Closing Date are less than $22.7 million.

                    (b)  Cash at Closing.  On the Closing Date, Buyer shall pay
                         ---------------
     to Sellers by wire transfer of immediately available funds to the Designated Seller Account an amount equal to:

                         (i)   $160 million, less
                                             ----

                         (ii) the Escrowed Purchase Price Portion, which shall be delivered to an escrow agent acceptable to Buyer and Sellers (the "Escrow Agent"), to be held in an interest-bearing account by the
           ------------
          Escrow Agent (and to be invested as Buyer may reasonably direct), which amount shall be released in accordance with Section 9.1, less
                                                                         ----

                         (iii) the Deposit Amount to be delivered by the Escrow Agent in accordance with Section 2.5.

                    (c)  Final Determination of Assumed Current Liabilities.
                         --------------------------------------------------
     Promptly after the determination of Assumed Current Liabilities as provided for in Section 9.1, the parties shall make the payments provided for in
     Section 9.1.3 and any portion of the Escrowed Purchase Price Portion due to Sellers or Buyer, as the case may be, shall be released to Sellers or Buyer in accordance with Section 9.1.

                    (d)  Allocation of Purchase Price.  The Purchase Price shall
                         ----------------------------
     be allocated for tax purposes among the Purchased Assets in a manner to be determined by Buyer based on the advice or recommendation of a nationally recognized appraisal firm. Sellers and Buyer agree to use the allocations determined pursuant to this Section 2.1(d) for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

                    (e)  IRS Form 8594.  Buyer and Sellers each agree to file
                         -------------
     Internal Revenue Service Form 8594. Buyer and Sellers each agree to provide the other promptly with any other information required to complete Form 8594.

          2.2  Assumed Liabilities.  Subject to the terms and conditions of this
               -------------------
Agreement, Buyer shall assume:

                    (a) all current liabilities of Sellers incurred in the ordinary course of business determined in accordance with GAAP (including without duplications, the outstanding float consisting of checks or other payment items (including Outstanding ACHs) issued and outstanding against Sellers' operating accounts) as of the Closing Date;

                    (b) (i) with respect to Employees in Good Standing, Sellers' obligation to make payments under and in accordance with the terms of the Retention Bonus Program, in each case only to the extent that the Closing occurs before the relevant payment is required to be made; provided, that payments under the Retention Bonus Program otherwise due
     --------
     upon confirmation of Sellers' plan of reorganization shall instead be payable at Closing, and (ii) all COBRA liabilities of Sellers; and

                    (c) liabilities and obligations under all Assumed Contracts (including, without limitation, the Hartnett Employment Agreement and the Severance Agreements) and the Assumed Real Property Leases.

The liabilities described in Sections 2.2(a) and 2.2(b) shall hereinafter be referred to as the "Assumed Current Liabilities". The Assumed Current
                    ---------------------------
Liabilities and the liabilities described in Section 2.2(c), shall hereinafter be referred to collectively as the "Assumed Total Liabilities"; provided,
                                    -------------------------   --------
however that, the current liability portion of the Assumed Contracts and Assumed Real Property Leases shall be included in the Assumed Current Liabilities. Other than the Assumed Total Liabilities, no indebtedness, obligation or liability of Sellers is assumed by Buyer, including without limitation any liability for the payment of (i) any professional person retained in the Cases, (ii) any Taxes of the Sellers for any period through the day before the Closing Date except for accrued real estate taxes, related to real estate leases, that are not yet payable, or (iii) any liability for inter-Seller payables, or (iv) liability for deferred rent. Personal property taxes shall be prorated as of the Closing Date. Assumed Current Liabilities shall not include personal property taxes accrued as of the Closing Date.

          2.3  No Expansion of Third Party Rights.  The assumption by Buyer of
               ----------------------------------
the Assumed Total Liabilities shall in no way expand the rights or remedies of any third party against Buyer or Sellers as compared to the rights and remedies which such third party would have had against Sellers (absent their chapter 11 filings) had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Total Liabilities shall not create any third-party beneficiary rights other than with respect to the person whose debt is assumed.

          2.4  Taxes.
               -----

               2.4.1 With respect to Taxes (whether assessed or unassessed) that are not included in the Assumed Total Liabilities and that relate to the Business or the Purchased Assets, and except as otherwise provided in Section 2.4.2, (i) Sellers shall be liable for and shall to the extent required or permitted by Bankruptcy-Related Requirements pay all such Taxes to the extent attributable to periods (or portions thereof) ending on or prior to the Closing Date, and (ii) Buyer shall be liable for and shall pay all such Taxes to the extent attributable to periods (or portions thereof) beginning after the Closing Date; provided, that, Buyer shall not be liable for any Taxes arising or incurred with respect to the operations of the Business prior to Closing other than those that are included in the Assumed Total Liabilities.

               2.4.2 Sellers shall be liable for and shall pay any and all Taxes to the extent required or permitted by Bankruptcy-Related Requirements (including, without limitation, any Taxes payable in respect of any Internal Revenue Code Section 338(h)(10) election, sales tax, transfer tax or documentary or stamp tax) arising out of or in connection with the sale of the Purchased Assets. Buyer shall not be liable for any Taxes arising out of or in connection with the sale of the Purchased Assets.

               2.4.3 In connection with Sellers' preparation of tax and related forms and documents relating to any tax periods through and including the tax period in which the Closing Date occurs, including, without limitation, any and all income tax returns, Form W-2s, Form K-1s, Form 5500s and Form 1099s, required to be filed by Sellers, Buyer shall provide Sellers or their representatives with such access to the necessary information as Sellers reasonably request in advance of the relevant filing deadline for such forms and documents. Buyer shall have no obligation to prepare all or any part of Sellers' tax returns for any period.

          2.5  Deposit. Within two business days following the execution
               -------
hereof, Buyer shall have delivered to the Escrow Agent $3,000,000 (such amount, together with the interest or income thereon, the "Deposit Amount"), to be held
                                                   --------------
in an interest-bearing account reasonably acceptable to Sellers by the Escrow Agent to serve as a down payment on the Purchase Price, and to be released in accordance with the following procedure:

                        (a) On the Closing Date, the Escrow Agent shall cause the Deposit Amount to be transferred, by wire transfer, to the Designated Seller Account (and such amount shall be applied towards the payment of Purchase Price);

                        (b) Upon termination of this Agreement by Sellers due to a breach of this Agreement by Buyer, the Escrow Agent shall cause the Deposit Amount to be transferred, by wire transfer, to the Designated Seller Account to be retained by Sellers; and

                        (c) Upon termination of this Agreement other than as set forth in Section 2.5(b), the Escrow Agent shall cause the Deposit Amount to be transferred, by wire transfer, to the Buyer to be retained by Buyer (without limiting Buyer's right to payment of the Termination Payment in the circumstances specified in Section 10.2).

          3.   Employees.
               ---------

                        (a) Buyer (or its affiliates) shall offer Employment on substantially similar terms, with substantially similar compensation and benefits in the aggregate, as of the Closing Date (with such employees receiving credit for prior service in connection with vacation leave, sick leave, and the like), to each of Sellers' employees who, on the Closing Date, is an Employee in Good Standing.

                        (b) The names and the material terms of the employment of all employees shall be provided by Sellers to Buyer upon request. Sellers shall use their best efforts to assist Buyer in communicating any offers of employment to such employees and in no case will Sellers interfere with the hiring of any such employees. In addition, Sellers shall have provided Buyer with all information reasonably necessary for, and requested by, Buyer to administer COBRA with respect to any remaining COBRA liabilities, such information to be updated monthly until Closing.

                        (c) In no event shall this Section 3 constitute or be deemed to be an employment contract for any purposes whatsoever, and no employee of Sellers shall be entitled to any rights or interests under this Agreement nor in any event shall any employees constitute or be deemed to be third party beneficiaries under this Agreement or otherwise be entitled to enforce or make any claim under this Agreement.

     4.   Representations and Warranties of Sellers.  Sellers each jointly and
          -----------------------------------------
severally hereby represent and warrant to Buyer as follows:

          4.1  Organization.  Each Seller is duly organized, validly existing
               ------------
and in good standing under the laws of the jurisdiction of its organization. Each Seller is duly qualified and licensed to do business as a foreign entity in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the Business conducted by it requires licensing or qualification and where the failure to be so qualified could have a Material Adverse Effect on the Business.

          4.2  Authorization.  Giving pro forma effect to the Preliminary Order
               -------------
and Sale Order, as the case may be, the execution, delivery and performance of this Agreement by Sellers have been duly and validly authorized by all necessary action on the part of Sellers. Giving pro forma effect to the Preliminary Order and Sale Order, as the case may be, this Agreement and the Related Agreements constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms. No vote of, or consent by, the holders of any class or series of capital stock issued by the Sellers is necessary to authorize the execution and delivery of this agreement and any Related Agreements.

          4.3  No Conflicts.  Giving pro forma effect to the Preliminary Order
               ------------
and Sale Order, as the case may be, the execution, delivery and performance of this Agreement by Sellers will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the organizational documents of Sellers, (b) any law to which Sellers are subject, or (c) any agreement, contract, instrument, mortgage, lien or other document to which Sellers are a party, except to the extent that any such violation, breach or default is excused by, or unenforceable as a result of, the filing of the Cases or to the extent that it would not have a Material Adverse Effect on the Business. Other than the filings under the HSR Act, and the approval of the Bankruptcy Court, no other consent, approval, order or authorization of, or representation, declaration or filing with any governmental entity is required to be obtained or made by or with respect to Sellers in connection with the execution or delivery of this Agreement and any Related Agreements by Sellers or the transactions contemplated by this Agreement or any Related Agreement by Sellers.

          4.4  Leased Real Property.  Schedule 4.4. lists all of Sellers' real
               --------------------   ------------
property leases other than any Interseller Leases (collectively, the "Real
                                                                      ----
Property Leases").  Giving pro forma effect to the terms of the Sale Order, with
---------------
respect to each Assumed Real Property Lease with respect to which a Seller is the lessee or sublessee, such Seller will transfer each such Assumed Real Property Lease free and clear of any Liens other than landlord liens. To the knowledge of Sellers, each Assumed Real Property Lease is legal, valid, binding, enforceable and in full force and effect. Each Assumed Real Property Lease was either assumed by Sellers pursuant to Section 365 of the Bankruptcy Code or will be assumed as part of the Sale Order.

          4.5  Personal Property.  Giving pro forma effect to the terms of the
               -----------------
Sale Order, Sellers have good and marketable title (in the case of owned Personal Property) and a valid leasehold interest (in the case of Personal Property leased under equipment leases) to all items of tangible Personal Property, free and clear of any Liens (other than any landlord liens). EXCEPT FOR THE FOREGOING WARRANTY OF TITLE ALL ITEMS OF EQUIPMENT AND OTHER TANGIBLE PERSONAL PROPERTY, ALL IMPROVEMENTS, ALL ITEMS LEASED PURSUANT TO OPERATING OR OTHER LEASES AND ALL LEASEHOLD IMPROVEMENTS ARE CONVEYED PURSUANT HERETO ON AN "AS IS, WHERE IS" BASIS, WITH NO WARRANTY OR REPRESENTATION OF SELLERS, EXPRESS OR IMPLIED, AS TO THE CONDITION OF SUCH ASSETS OTHER THAN AS SET FORTH IN THIS AGREEMENT.

          4.6  Intellectual Property.  Schedule 4.6 lists the copyrights,
               ---------------------   ------------
patents, service marks, trademarks, trade names, internet domain names, and registrations or applications for registration of any of the foregoing, used in the Business or in which Sellers have an interest and the nature of such interest (but excluding any of the foregoing that is an Excluded Asset), including the material licenses or other rights in effect with respect to any of the foregoing. Giving pro forma effect to the terms of the Sale Order, the Intellectual Property is assignable free and clear of any Liens, and no consent from or payment to any third party is required for the purchase or use of such Intellectual Property by Buyer. Except as set forth in Schedule
                                                                       --------
4.6, neither the Sellers nor ENBPI has received any notice to the effect (or
---
otherwise has actual knowledge) that the Intellectual Property or any use by Sellers of any of the Intellectual Property conflicts with or allegedly conflicts with or infringes the rights of any person or entity, and none of the Intellectual Property is currently involved in any proceedings challenging its availability or enforceability.

          4.7  Employment and Employment-Related Matters.  There is no labor
               -----------------------------------------
strike, material dispute, request for representation, slowdown or stoppage actually pending or, to the actual knowledge of Sellers, threatened against or affecting Sellers. All workers' compensation and unemployment compensation insurance premiums which have become due and payable have been fully paid.

          4.8  Employee Benefit Plans.  Schedule 4.8 lists each employee benefit
               ----------------------   ------------
plan that any Seller maintains or to which either Seller contributes, and to the knowledge of Sellers:

                    (a) Each such employee benefit plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code; and

                    (b) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such employee benefit plan which is an employee pension benefit plan, as defined in Section 3 of ERISA. Sellers have not maintained any defined contribution plan other than E/N Corp.'s 401(k) plan (the "Seller
                                                                        ------
     401(k) Plan") and have not maintained any defined benefit pension plan at
     -----------
     any time. The Seller 401(k) Plan is qualified under Section 401(a) of the Code and its related trust is exempt under Section 501(a) of the Code.

          4.9  Contracts.  Schedule 4.9 lists or describes all of Sellers'
               ---------   ------------
material written Contracts other than any bank account agreements. Each of the Assumed Contracts as of the date hereof was either assumed by Sellers pursuant to Section 365 of the Bankruptcy Code, will be assumed as part of the Sale Order or was entered into after the Petition Date and prior to the date hereof.
Giving pro forma effect to the terms of the Sale Order, to the knowledge of Sellers, each of the Assumed Contracts is legal, valid, binding, enforceable and in full force and effect.

          4.10 Litigation.  Except as set forth on Schedule 4.10 and garnishment
               ----------                          -------------
actions, a schedule of which has been provided to Buyer, no action, suit, proceeding or investigation is pending or, to Sellers' best knowledge, threatened by or before any federal, state or local court, governmental agency, tribunal or any other forum, in which Sellers are named or likely to be named as a party or otherwise relating to or affecting the

Business or any of the Purchased Assets and that would have a Material Adverse Effect on the Business.

          4.11 Hartnett Employment Agreement and Severance Agreements. Sellers
               ------------------------------------------------------
have provided Buyer with true and correct copies of the Hartnett Employment Agreement and Severance Agreements as amended to the date hereof.

          4.12 SEC Documents; Financial Statements. E/N Corp. has filed in a
               -----------------------------------
timely manner all documents that E/N Corp. was required to file with the Securities and Exchange Commission (the "Commission") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the 12 months preceding the date of this Agreement. As of their respective filing dates, all documents filed by E/N Corp. with the Commission (the "SEC Documents") complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, as applicable. The SEC Documents did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in E/N Corp.'s 10-Q for the quarter ended October 2000 and the Sellers' unaudited year-end financial statements for the fiscal year ended January 2, 2001 previously delivered to Buyer have been prepared in accordance with United States generally accepted accounting principle ("GAAP") consistently applied and
                                                 ----
fairly present the consolidated financial position of E/N Corp. at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal, recurring adjustments and the absence of footnotes).

          4.13 ENBPI. ENBPI is duly organized, validly existing and in good
               -----
standing under the laws of the jurisdiction of its organization. The stock transferred to the Buyer pursuant to Section 1.1.16 represents all of the outstanding securities of ENBPI and, giving pro forma effect to the Sale Order, such stock is free and clear of any and all Liens.

          4.14 Amount of Assumed Current Liabilities. The pro forma amount of
               -------------------------------------
Assumed Current Liabilities of the Sellers as of March 27, 2001 was approximately $30.2 million.

     5.   Representations and Warranties of Buyer. Buyer represents and warrants
          ---------------------------------------
to Sellers as follows:

          5.1  Organization. It is duly organized, validly existing and in good
               ------------
standing under the laws of the jurisdiction of its organization, and has the necessary power and authority to execute, deliver and perform this Agreement.

          5.2  Authorization. Its execution, delivery and performance of this
               -------------
Agreement have been duly and validly authorized by all necessary action on its part. This Agreement and the Related Agreements to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

          5.3 No Conflicts. Its execution delivery and performance of this
              ------------
Agreement will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (a) its organizational documents, (b) any law to which it is subject, or (c) any agreement, contract, instrument, mortgage, lien or other document to which it is a party. Other than the filings under the HSR Act, no other consent, approval, order or authorization of, or representation, declaration or filing with any governmental entity is required to be obtained or made by or with respect to Buyer in connection with the execution or delivery of this Agreement by such party or the transactions contemplated by this Agreement to which it is a party.

          5.4 Financial Capacity. As of the date hereof, Buyer has cash and
              ------------------
assets having a value of at least $9 million. As of the Closing Date, the Buyer shall have available sufficient funds to consummate the transactions contemplated by this Agreement.

    6. Covenants.
       ---------

          6.1 Access; Confidentiality. Sellers shall, to the extent practicable
              -----------------------
without material disruption of the Sellers' business, during normal business hours, provide Buyer and its employees and representatives with full and complete access to the books, records, facilities, contracts, assets, properties, employees, vendors, suppliers, landlords, franchisees, licensees, and creditors of Sellers, the Purchased Assets and the Business, relating to the transactions contemplated by this Agreement and the Related Agreements; provided, that Buyer shall give Sellers advance notice before meeting or
--------
otherwise communicating with any third party or employee, and Sellers or their authorized representatives shall be given a reasonable opportunity to participate in any such meeting or communication. Buyer and its representatives shall have the right to review and make copies of all documents and other information relating to Sellers, the Business and the Purchased Assets, in all cases at Buyer's expense.

          6.2 Operation of Business. Except as otherwise contemplated by the
              ---------------------
Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Cases (collectively, "Bankruptcy-Related Requirements") or by this Agreement,
                      -------------------------------
during the period between the date hereof and the Closing, the Business shall be conducted by Sellers in the ordinary course and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, Sellers shall, unless agreed to in writing by Buyer, use all commercially reasonable efforts to:

               (i) preserve intact their respective business organizations and operate in the normal course, consistent with past practice;

     (ii) keep their respective physical assets in good working condition, ordinary wear and tear excepted, and maintain such assets in accordance with industry standard;

     (iii)   pay all Taxes as they become due and payable;

     (iv) maintain insurance on their respective Business and assets (in amounts and types consistent with past practice);

     (v) maintain staffing levels that are adequate to properly operate the Business in the ordinary course;

     (vi) preserve their relationships with customers, suppliers, landlords (including the payment of all rents and other charges due on leased real property) and others having business dealings with Sellers (to the extent relating to the Purchased Assets), to the end that their goodwill and ongoing business shall not be impaired in any material respect;

     (vii) not enter into, renew, terminate or amend any Contract (a) outside the ordinary course of business or (b) which obligates any Seller to pay an aggregate amount in excess of $100,000 or the term of which is longer than one year (unless prior approval of the Bankruptcy Court is obtained therefor);

     (viii) retain at each open Store an adequate supply of good and useable operating inventories consistent with each Store's reasonably anticipated usage requirements;

     (ix) not terminate or amend any Real Property Leases, or exercise or not exercise any options on Real Property Leases, except to the extent that such action would not cause a Material Adverse Effect on the Business;

     (x) maintain in good standing and keep in full force and effect all Governmental Permits applicable to the Business and comply in all material respects with all laws applicable thereto;

     (xi) not change the accounting principles or methods employed in the calculation of Assumed Total Liabilities;

     (xii) perform and comply in all material respects with the terms of all Assumed Contracts;

     (xiii) maintain their books and records in the usual, regular and ordinary manner;

          (xiv) except as otherwise provided in this Agreement, not increase above normal and usual merit or cost-of-living increases the compensation payable or to become payable by Sellers to any of their officers or employees or increase the coverage or benefits available under (or create any new or otherwise amend) any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the officers or employees of Sellers (unless prior Bankruptcy Court approval therefor is obtained);

          (xv) provide prompt notice to Buyer of (a) any losses or damages in excess of an aggregate of $100,000 suffered by Sellers with respect to the Purchased Assets whether or not such losses or damages are covered by insurance, (c) any material legal proceeding commenced by or against Sellers or any motion or pleading filed in such cases (other than proceedings in the Cases), and (d) any material legal proceeding commenced or, to the best knowledge of Sellers, threatened against Sellers relating to the transactions contemplated by this Agreement or relating to any of the Purchased Assets;

          (xvi) regularly confer with Buyer concerning operational matters relating to the Business;

          (xvii) make contractual payments only in accordance with the terms of the applicable Contract; and

          (xviii) not agree to do anything that would violate this Section 6.2.

     6.3  Reasonable Efforts. Sellers, on the one hand, and Buyer, on the other
          ------------------
hand, agree that from the date hereof, they shall use their reasonable efforts to satisfy the conditions precedent to the Closing (to the extent that such conditions are to be satisfied by Sellers and Buyer, as the case may be) on or prior to the first possible date upon which the Closing can occur.

     6.4  Publicity.  Except as may be required by law or regulation, until the
          ---------
earlier of the termination of this Agreement and the Closing Date, no party hereto (nor any of their respective affiliates) shall make any public announcement or other public disclosure regarding the terms of, or transactions contemplated by, this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     6.5  Notice of Developments. Each party will give prompt written notice to
          ----------------------
the other party of any material adverse development causing a breach of any of its own representations and warranties. No disclosure by any party pursuant to this

Section 6.5, however, shall be deemed to amend or supplement the schedules attached hereto or to prevent or cure any misrepresentation or breach of warranty.

          6.6  HSR Filings. If required by law, each party shall promptly, but
               -----------
in no event later than 20 business days after the date hereof, make their respective filing under the HSR Act, and thereafter make any other required submissions under the HSR Act and use reasonable commercial efforts and diligence to satisfy any other conditions necessary to comply with the HSR Act and to obtain an early termination of any waiting period pursuant thereto.

          6.7  Intentionally omitted.

          6.8  Acquisition Proposals.
               ---------------------

                    (a) Neither Sellers nor any of their affiliates nor any of their affiliates' respective directors, officers, employees, agents or representatives shall solicit, or initiate, directly or indirectly, any inquiries, discussions or proposals for an Acquisition Proposal or engage in or continue any discussions with any party that has made or who may make any Acquisition Proposal until after the Preliminary Order shall have been entered by the Bankruptcy Court; provided, that, subject to compliance with
                                      --------
     the provisions of Section 6.8(b), Sellers may respond to any unsolicited proposal received from a third party relating to an Acquisition Proposal, and after entry of the Preliminary Order, Seller may solicit Acquisition Proposals from third parties, provide information to such third parties and negotiate and discuss any such Acquisition Proposal with such third party in accordance with the terms of the Preliminary Order.

                    (b) Upon receipt of an Acquisition Proposal, Sellers will promptly notify Buyer and indicate in such notice the identity of the offeror and a complete and accurate description of the material terms thereof and provide Buyer with a copy of any writing evidencing such Acquisition Proposal, and thereafter keep Buyer informed on a current basis, of the status and terms of such Acquisition Proposal.

          6.9  Cooperation and Access. From and after the date hereof, Sellers
               ----------------------
shall use their commercially reasonable efforts to provide reasonable access and information to Buyer concerning the Business.

          6.10 Intentionally omitted.

      6.11 Sale Order. The Company shall use its reasonable best efforts to
           ----------
obtain entry by the Bankruptcy Court on or before twenty (20) days after the date on which the Court has entered an order denying confirmation of the Boston Chicken Trustee Plan of an order (the "Sale Order") which:
                                       ----------

            (a) approves a sale of the Purchased Assets to Buyer pursuant to
      Section 363 and 365 of the Bankruptcy Court, free and clear of Liens, claims and interests (except to the extent of Assumed Total Liability);

            (b) contains findings of fact and conclusions of law that Buyer is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code;

            (c) contains provisions allowing for all purposes claims against the Sellers held by NWC and Greenlight, in the aggregate amount of not less than the principal plus accrued interest as of the Petition Date on all Debentures held by NWC and Greenlight as of the date of entry of the sale order, which is assumed to be not less than $61,500,000 in principal, plus interest;

            (d) contains full and final releases by the Sellers in favor of Buyer or its Affiliates, and their respective officers, directors and affiliates except with respect to obligations arising hereunder or under any Related Agreement;

            (e) authorizes the assumption by Sellers and assignment to Buyer of all Assumed Real Property Leases and Assumed Contracts; and
                                                              ---

            (f) is otherwise reasonably acceptable to Buyer.

           6.12 ENBPI. Prior to the Closing Date, ENBPI will enter into an
                -----
     agreement reasonably acceptable to ENBPI, E/N Corp. and Buyer which provides for (i) the transfer of the general partnership interest in E/N Partners held by ENBPI, (ii) the transfer of the intercompany receivables representing the amounts owned by E/N Corp. and/or E/N Partners to ENBPI to a subsidiary of E/N Corp. ("Sub"), and (iii) the satisfaction by ENBPI or Sellers at or before Closing of (A) all currently outstanding lease obligations of ENBPI under leases for open Stores; and (B) all outstanding lease obligations under any other leases. Such agreement shall, among other things, provide that ENBPI will be indemnified by Sub for claims arising out of its ownership of the E/N Partners general partnership interest, and Sub and the Sellers will be indemnified by ENBPI for claims arising out of ENBPI's operations following the Closing Date.

           6.13 401(k) Plan. Effective as of the Closing Date, Buyer shall
                -----------
     assume sponsorship of the Seller 401(k) Plan and shall assume the assets and liabilities thereunder. Buyer and Seller shall take all steps reasonably necessary to give effect to the intent of the preceding sentence.

           6.14 Transitional Services Agreement. Prior to the Closing Date,
                -------------------------------
     Buyer and Sellers shall enter into a transitional services agreement, in form and substance mutually satisfactory to the parties, which will provide Sellers with the services of employees of Buyer to the extent reasonably necessary to wind up the affairs of the Seller (the "Transitional Services
                                                          ---------------------
     Agreement").
     ---------

     7. Conditions Precedent to Parties' Obligation.
        -------------------------------------------

            7.1 Conditions to Obligations of All Parties. The respective
                ----------------------------------------
     obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver by that party of the following conditions:

                 7.1.1 HSR Act. Any waiting period (and any extensions thereof)
                       -------
            applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                 7.1.2 Orders. The Sale Order shall have been entered by the
                       ------
            Bankruptcy Court in accordance with Section 6.11 and shall have become a Final Order.

            7.2 Conditions to Buyer's Obligations. Unless waived by Buyer, the
                ---------------------------------
     obligations of Buyer under this Agreement are subject to satisfaction by Sellers of the following conditions on or before the Closing Date:

                 7.2.1 Covenants, Representations and Warranties. All of the
                       -----------------------------------------
            covenants, terms and conditions of this Agreement to be complied with and performed by

Sellers at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by Sellers in this Agreement shall be correct in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date. Any representation or warranty which by its terms is made with reference to a specific date shall have been correct in all material respects as of such date. For purposes of determining compliance with this provision and for all other purposes, representations and warranties shall be deemed not to be correct in all material respects only if:

               (a) to the extent made as of the date hereof, the difference between the facts, circumstances and conditions as represented and the facts, circumstances and conditions as subsequently determined to exist as of the date hereof constitutes a Material Adverse Change.

               (b) to the extent deemed made as of the Closing Date, the difference between the facts, circumstances and conditions as represented and the facts, circumstances and conditions as determined to exist as of the Closing Date constitutes a Material Adverse Change.

          7.2.2 Closing Documents. With respect to the Purchased Assets existing
                -----------------
as of the Closing Date, Sellers shall have executed the following documents, which shall have been approved by Buyer, subject to the reasonable comments of Sellers. Sellers shall use their respective best efforts to deliver such reasonable comments, if any, within five business days of receipt of such documents. Each of such documents shall be without representation or warranty and shall otherwise be in form acceptable to Buyer and Sellers. The documents are as follows:

               (a) A Bill of Sale with respect to the Purchased Assets constituting Personal Property to transfer all of Sellers' right, title and interest thereto, in a customary form (the "Bill of Sale"),
                                                                ------------
          duly executed by Sellers;

               (b) An Assignment of Equipment Leases to transfer all of Sellers' right, title and interest in the equipment leases that are "Assumed Contracts" hereunder, in a customary form ("Equipment Lease
                                                      ---------------
          Assignment"), duly executed by Sellers;
          ----------

               (c) An Assignment of Real Property Leases to transfer all of Sellers' right, title and interest in all Assumed Real Property Leases hereunder, in a customary form ("Real Property Lease Assignment"),
                                           ------------------------------
          duly executed by Sellers;

               (d) An Assignment of Intellectual Property Rights to transfer all of Sellers' right, title and interest in and to all Intellectual Property, in a customary form ("Assignment of Intellectual Property
                                          -----------------------------------
          Rights"), duly executed by Sellers;
          ------

                 (e) One or more Assumption and Assignment Agreements evidencing the transfer of Sellers' right, title and interest in the Assumed Contracts and all other Assumed Liabilities and Buyer's assumption of Sellers' obligations thereunder to the extent contemplated hereby, in a customary form (the "Assumption and Assignment Agreements"), duly executed
                           ------------------------------------
      by Sellers;

                 (f) A certificate issued by each Seller certifying that as of the Closing Date, such Seller is not a foreign person (as described in Treasury Regulation Section 1.1445-2(b)(i)), such certificate to be in form similar to that described in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B) or otherwise meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

                 (g) An assignment, in form and substance satisfactory to Buyer, duly executed and acknowledged by the applicable Sellers, transferring and assigned to Buyer the Sellers' interest in all title insurance policies relating to the Assumed Real Property Leases;

                 (h) Stock certificates representing all of the issued and outstanding stock of ENBPI duly endorsed for transfer by the Sellers; and

                 (i) Such other agreements and documents as are necessary and appropriate for Sellers to carry out the terms and provisions of this Agreement.


           7.2.3 Material Adverse Change. Since January 2, 2001, there shall
                 -----------------------
have been no Material Adverse Change in the Business.

           7.2.4 Intentionally omitted

       7.3 Conditions to Sellers' Obligations. Unless waived by Sellers, the
           ----------------------------------
obligations of Sellers under this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

           7.3.1 Covenants, Representations and Warranties. All of the
                 -----------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by Buyer in this Agreement shall be correct in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date. Any representation or warranty which by its terms is made with reference to a specific date shall have been correct in all material respects as of such date.

           7.3.2 Closing Documents. With respect to the Purchased Assets
                 -----------------
existing as of the Closing Date, the Buyer shall have delivered the following documents in the form referred to in Section 7.2.2 or as otherwise set forth below:

                       (i) The Real Property Lease Assignment, duly executed by Buyer;

                       (ii) The Assumption and Assignment Agreements, duly executed by Buyer;

                       (iii) The Assignment of Intellectual Property Rights, duly executed by Buyer; and

                       (iv) Such other agreements and documents as are necessary and appropriate for Buyer or Seller to carry out the provisions of this Agreement.

     8.    Closing and Closing Deliveries; Calculations and Payments at Closing.
           --------------------------------------------------------------------

           8.1   Closing. Subject to the terms and conditions of this Agreement,
                 -------
the closing of the transactions provided for in this Agreement (the "Closing")
                                                                     -------
shall take place at 12:01 p.m. (Eastern Time) on the date that is not less than fifteen (15) days after the sale order has been entered and has become a Final Order, or at such date and time as may be mutually agreed by the parties (the "Closing Date"), but in on event later than June 20, 2001.
 ------------

           8.2   Sellers' Obligations at Closing.
                 -------------------------------

                 8.2.1 At the Closing, Sellers shall deliver or cause to be delivered to Buyer the certificates, consents, agreements and other documents specified in Section 7.2 hereof.

                 8.2.2 At the Closing, Sellers shall transfer the Purchased Assets to Buyer.

           8.3   Buyer's Obligations at Closing. At the Closing, in addition to
                 ------------------------------
its obligations under Section 2.1, Buyer shall deliver or cause to be delivered the certificates, consents, agreements and other documents specified in Section 7.3.2.

     9.    Certain Post Closing Matters.
           ----------------------------

           9.1   Post Closing Determination of Assumed Current Liabilities
                 ---------------------------------------------------------

                 9.1.1 Preparation of Closing Statement. Within 75 calendar days
                       --------------------------------
after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth a detailed calculation, in accordance with GAAP, of the Assumed Current Liabilities as of the Closing Date (the "Closing Statement"). If neither
                                                 -----------------
Seller disputes the Closing Statement within 45 calendar days after receipt thereof, the amounts set forth thereon shall be deemed to have been "finally determined" as set forth thereon. If either of the Sellers wishes to dispute the Closing Statement, it shall deliver to the other Seller and to Buyer a notice specifying in reasonable detail those items or amounts as to which it disagrees, the reason for such disagreement, and its resulting proposed adjustments ("Dispute Notice"). Only those items specifically identified in a Dispute Notice
  --------------
(the "Disputed Item") shall be deemed to be disputed by the relevant disputing
      -------------
party.

                 9.1.2 Expert Determination re: Disputes. If a Dispute Notice is
                       ---------------------------------
delivered, Sellers and Buyer shall use their commercially reasonable efforts to reach agreement on the Disputed Items. If such parties cannot reach agreement within 30 days from the date of delivery of the Dispute Notice, the Disputed Items shall be submitted to the Independent Accountants for determination in accordance with this Section 9.1.2 (which determination shall incorporate the undisputed items or amounts from the Closing Statement as applicable). The Independent Accountants shall deliver to Sellers and Buyer as promptly as practicable, a written report setting forth their determination of the Disputed Items (which shall incorporate the undisputed items from the Closing Statement), which determination shall be final, conclusive and binding upon the parties, and shall not be subject to appeal to any court or tribunal. Upon delivery of such report, Assumed Current Liabilities shall be deemed to have been "finally determined" as set forth in such report. Each party will bear its own expenses in connection with any disputes regarding the Closing Statement except that the Independent Accountant's fees and expenses will be allocated fifty percent to Buyer and fifty percent to Sellers.

                 9.1.3 Calculations and Payments Upon "Final Determination".
                       ----------------------------------------------------

                       (a) If the Assumed Current Liabilities are finally determined to exceed $30 million, the excess amount (the "Excess Portion") shall
                                                          --------------
be paid by wire transfer of immediately available funds to the account designated by Buyer (the "Designated Buyer Account") by the Escrow Agent, in the
                          ------------------------
case of the Escrowed Purchase Price Portion, and Sellers, in the case of any amount in excess of the Escrowed Purchase Price Portion.

                       (b) If the Escrowed Purchase Price Portion exceeds the Excess Portion, such excess amount shall be paid out of the Escrowed Purchase Price Portion to Sellers by wire transfer of immediately available funds to the Designated Seller Account by the Escrow Agent, and the balance of the Escrowed Purchase Price Portion shall be paid by wire transfer of immediately available funds to the Designated Buyer Account by the Escrow Agent;

                       (c) If the Assumed Current Liabilities are finally determined to be equal to or less than $22.7 million, the Escrowed Purchase Price Portion shall be paid by wire transfer of immediately available funds to the Designated Seller Account and to the extent the Assumed Current Liabilities are less than $22.7 million, Buyer shall pay, by wire transfer of immediately available funds, the difference between $22.7 million and the amount of the Assumed Current Liabilities, as determined; and

                       (d) Interest accrued on the Escrowed Purchase Price Portion shall be paid pro rata with the distribution of the Escrowed Purchase Price Portion.

                  9.1.4  Access. Sellers, the Independent Accountants and their
                         ------
respective representatives will have reasonable access to the books, records and accounts of Buyer for any purposes related to their preparation or review, as the case may be, of the Closing Statement and the determination of Assumed Current Liabilities.

                  9.1.5  GAAP Rules. Each item to be listed on the Closing
                         ----------
Statement in connection with the determination of the Assumed Current Liabilities shall be determined in accordance with GAAP, consistently applied.

            9.2  Use of Intellectual Property and Other Information. Except in
                 --------------------------------------------------
connection with Seller's completion of such administrative, ministerial or other matters as may be required to effectuate an orderly conclusion and winding up of the business and affairs of Sellers (including, without limitation, the prosecution of claims and causes of action that are Excluded Assets), after the Closing Date, Sellers shall not communicate, disclose, divulge, or use for their own benefit or for the benefit of any other person or entity, or misuse in any way, any of the Intellectual Property or other proprietary or confidential information or Buyer relating to the Business or the Purchased Assets, except as consented to by Buyer in writing.

             9.3  Further Assurances.
                  ------------------

                        (a) In addition to Sellers' obligations under this Agreement and the Related Agreements, Sellers, at any time on or after the Closing Date, will, subject to Buyer's payment of Sellers' reasonable costs, execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer, and will take any other reasonable action consistent with the terms of this Agreement that may reasonably be requested by Buyer, for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to Buyer's possession, any or all of the Purchased Assets, including any Purchased Assets which come into the possession or control of Sellers after the Closing Date.

                        (b) In addition to all of Buyer's obligations under this Agreement and the Related Agreements, Buyer, at any time on or after the Closing Date, will execute, acknowledge and deliver any further assurance, documents or instruments reasonably requested by Sellers, and will take any other reasonable action consistent with the terms of this Agreement that may reasonably be requested by Sellers, for the purpose of the assumption by Buyer of the Assumed Total Liabilities, and for purposes of reducing to Sellers' possession any or all of the Excluded Assets which may come into the possession or control of Buyer after the Closing Date.

                        (c) To the extent deemed reasonable by Buyer, Buyer shall make available, at Sellers' cost, its management, staff and resources for purposes of permitting Sellers to complete such administrative, ministerial or other matters as may be required to effectuate an orderly and timely conclusion and winding up of the business and affairs of Sellers.

         9.4  Survival of Representations and Warranties. The representations
              ------------------------------------------
and warranties in this Agreement or in any instrument delivered pursuant to the Agreement shall survive the Closing for six (6) months. This Section 9.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

         9.5  Post Closing Access to Books and Records. For a period of five
              ----------------------------------------
years after the Closing Date, Buyer shall (subject to the last sentence of this Section 9.5) maintain all of the pre-Closing Books and Records. At times during which Buyer maintains the Books and Records, Buyer shall provide Sellers and their representatives, during normal business hours and upon reasonable notice from Sellers, with reasonable access to such Books and Records. If, during the five years after the Closing Date, Buyer proposes to dispose of any Books and Records, Buyer shall provide Sellers with written notice and, if requested, shall deliver the same to Sellers at Sellers' expense.

         9.6  Change of Corporate Name. Each Seller entity whose corporate or
              ------------------------
entity name contains the trade names "Einstein Bros. Bagels" or "Noah's New York Bagels," or any part thereof, shall take, as promptly as practicable after the Closing Date, such action as may be legally required to effectuate a change in the name of such entity to a new name not including any such trade names or any other trade names that are included in the Intellectual Property.

     10. Termination.
         -----------

         10.1 Termination Rights. This Agreement and the transactions
              ------------------
contemplated hereby may be terminated at any time prior to the Closing Date with written notice thereof (a "Termination Notice") by any of the following:
                           ------------------

                 (a) By mutual consent of Sellers and Buyer at any time;

                 (b) By Buyer or Sellers if any of the conditions set forth in
     Section 7.1 have not been, or are not capable of being, satisfied at Closing;

                 (c) By Buyer if (i) any of the conditions set forth in Section
     7.2 have not been, or are not capable of being, satisfied at Closing or
     (ii) in the event of a Material Adverse Change at any time after the date hereof;

                 (d) By Sellers if any of the conditions set forth in Section
     7.3 have not been, or are not capable of being, satisfied at Closing;

                 (e) By Buyer or Sellers if the Closing Date has not occurred on or prior to June 25, 2001; provided, that Sellers may not exercise their
                                --------
     right to terminate the Agreement under this Section 10.1(e)(ii) if the reasons for the failure to consummate the transaction by June 25, 2001 are attributable to the Sellers;

                 (f) By Buyer, if at any time after the date hereof, Sellers materially violate (i) Section 6.2 (and have not cured such violations within 10 days of written notice to the Sellers, of such violations); or
     Section 6.8(a); and

                 (g) By either Sellers of Buyers if there shall be in effect a final, nonappealable order of the Bankruptcy Court retaining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby.

           10.2  Intentionally omitted

      11.  General.
           -------

           11.1  Third Party Beneficiaries. Other than the assumption by the
                 -------------------------
Buyer of the Assumed Total Liabilities, nothing in this Agreement, including, without limitation, Section 3, is intended to confer any right or remedy under or by reason of this Agreement on any person or entity, other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any other person or entity to any party, nor shall any provision of this Agreement give any other person or entity any right of subrogation or action over or against any party.

           11.2  Amendments, Waivers. This Agreement and any Schedule or exhibit
                 -------------------
attached hereto may be amended only by agreement in writing of all parties; provided, that Schedules may be amended as expressly provided herein. No waiver
--------
of any provision not consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

           11.3  Schedules; Integration. Each Schedule delivered pursuant to the
                 ----------------------
terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such Schedules, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings of the parties in connection therewith, excepting the Confidentiality Agreement to the extent inconsistent with this Agreement. Any Schedule which, pursuant to the express terms of this Agreement, is required to be amended at any time (either by adding or deleting an item thereon) shall be deemed to have been so amended as of such time.

           11.4  Governing Law. This Agreement and the Related Agreements and
                 -------------
the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law.

           11.5  No Assignment. Neither this Agreement nor any rights or
                 -------------
obligations under it are assignable except that Buyer may assign substantially all of its rights hereunder to any subsidiary or Affiliate of Buyer on the condition that Buyer shall remain primarily liable to Sellers for Buyer's obligations.

           11.6  Headings. The descriptive headings of the Sections and
                 --------
subsection of this Agreement are for convenience only and do not constitute a part of this Agreement.

           11.7  Counterparts. This Agreement and any amendment hereto or any
                 ------------
other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

           11.8  Parties in Interest. Other than the assumption by the Buyer of
                 -------------------
the Assumed Total Liabilities, this Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns, and, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over or against) any party to this Agreement.

           11.9 Notices. Any notice or other communication hereunder must be
                -------
given in writing and either (a) delivered in person, (b) transmitted by facsimile, or (c) mailed by first class mail, postage prepaid, as follows:

To Buyer                                   To Sellers:
Prior to and post Closing:                  Prior to and post Closing:

New World Coffee-Manhattan Bagel, Inc.
246 Industrial Way West
Eatontown, NJ 07724
Attention: Ramin Kamfar

Gibbons, Del Deo, Dolan
Griffinger & Vecchione
One Riverfront Plaza
Newark, NJ 07102
Attention:     Paul DeFilippo, Esq.
               Fax No. (973) 639-6325

Einstein/Noah Bagel Corp. and
Einsten/Noah Bagel Partners L.P.
1087 Cole Boulevard
Golden, CO 80401
Attention: Mr. Paul Strasen, Esq.

With a copy to:

Skadden, Arps, Slate, Meagher, & Flom
(Illinois)
333 West Wacker Drive
Chicago, IL 60605-1285
Attention: Eric Ivester, Esq.
Fax: 312-407-0411

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective and deemed to have been received (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section and an appropriate confirmation is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by personal delivery, when actually delivered at such address.

           11.10 Expenses. Sellers and Buyer shall each pay their own expenses
                 --------
incident to the negotiation, preparation, approval and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective counsel and financial advisors; provided that transfer taxes paid on the transfer of Sellers' interest
          --------
in Leased Real Property shall be borne by Sellers or Buyer in accordance with the standard practice of the jurisdiction in which such Sellers' interest in Leased Real Property is located.

           11.11 Waiver. No failure on the part of any party to exercise or
                 ------
delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

           11.12 Representation By Counsel; Interpretation. Sellers and Buyer
                 -----------------------------------------
each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

           11.13 Severability. If any provision of this Agreement is determined
                 ------------
to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions
                                --------
of this Agreement for all of the parties remain valid, binding and enforceable.

             11.14 Jurisdiction. SELLERS AND BUYER HEREBY IRREVOCABLY SUBMIT TO
                   ------------
THE EXCLUSIVE JURISDICTION OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF ARIZONA FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND SELLERS AND BUYER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURT. SELLERS AND BUYER AGREE THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

             11.15 Indemnification.
                   ---------------

                         (a) Sellers shall indemnify and hold Buyer (and its officers, directors, employees, consultants, attorneys, and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel), net of insurance proceeds, related to or arising, directly or indirectly, out of (i) any liabilities arising from the operation of the Business accruing and relating to events occurring on and before the Closing Time (excluding in all cases any Assumed Total Liabilities), (ii) any failure by Sellers to discharge any obligation or undertaking made by them in this Agreement or (iii) any breach by either Seller of any of its representation and warranties herein.

                         (b) Buyer shall indemnify and hold Sellers (and each of their respective officers, directors, employees, consultants, attorneys, and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel), net of insurance proceeds, related to or arising, directly or indirectly, out of (i) any liabilities arising from the operation of the Business accruing and relating to events occurring on and after the Closing Time, (ii) any failure by Buyer to discharge any Assumed Total Liabilities or any obligation or undertaking made by it in this Agreement or (iii) any breach by Buyer of any of its representations and warranties herein.

                         (c) An indemnifying party shall, after receipt of written notice from an indemnified party of any claims, liabilities, losses, damages, costs and expenses recognized by the indemnifying party as indemnification obligations pursuant to this Section 11.15, appoint counsel reasonably satisfactory to the indemnified party for the purpose of defending or contesting such claims, liabilities, losses, damages, costs and expenses.

           11.16 Evaluation of Alternative Structure. Buyer shall discuss with
                 -----------------------------------
Sellers the restructuring of the transactions contemplated by this Agreement as a stock transaction; provided, that in no event shall Sellers, Agents or Buyer be required to enter into or obligated to pursue any such alternative structure.

     12.   Definitions. Capitalized terms used in this Agreement and any Related
           -----------
Documents or any Schedules shall have (unless otherwise provided) the following respective meanings:

           "Acquisition Proposal" means a proposal involving a third party and
            --------------------
any Seller or any of their affiliates relating to any merger, consolidation, business combination, sale of significant assets, sale of shares of capital stock or any restructuring, recapitalization or similar transaction involving any of the assets to be purchased by Buyer pursuant to this Agreement, including through a plan of reorganization.

           "Affiliates" means, with respect to any person, any other person
            ----------
controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

           "Agreement" see the preamble.
            ---------

           "Assumption and Assignment Agreements" see Section 7.2.2(e).
            ------------------------------------

           "Assignment of Intellectual Property Rights" see Section 7.2.2(d).
            ------------------------------------------

           "Assumed Contracts" see Section 1.1.4.
            -----------------

           "Assumed Current Liabilities" see Section 2.2.
            ---------------------------

           "Assumed Total Liabilities" see Section 2.2.
            -------------------------

           "Assumed Real Property Leases" see Section 1.1.8.
            ----------------------------

           "Bankruptcy Code" see Recital C.
            ---------------

           "Bankruptcy Court" see Recital A.
            ----------------

           "Bankruptcy-Related Requirements" see Section 6.2.
            -------------------------------

           "Bill of Sale" see Section 7.2.2(a).
            ------------

           "Books and Records" see Section 1.1.9.
            -----------------

           "Business" see Recital B.
            --------

           "Buyer" see the preamble.
            -----

           "Cases" see Recital A.
            -----

                 "Closing" see Section 8.1.
                  -------

                 "Closing Date" see Section 8.1.
                  ------------

                 "Closing Statement" see Section 9.1.1.
                  -----------------

                 "Closing Time" means 12:01 p.m. (Eastern Time) on the Closing
                  ------------
Date.

                 "Code" means the Internal Revenue Code of 1986, as amended.
                  ----

                 "Comparable Position" means, with respect to each employee, a
                  -------------------
job: (i) with the opportunity to earn Equivalent Compensation; (ii) with the same or substantially similar job title; (iii) with the same or substantially similar benefits as those received by such employee, as the case may be, as of the Closing Date; (iv) within a 25-mile radius (unless otherwise agreed by such employee) of such employee's place of employment as of the Closing Date; and (v) with Buyer or any of its direct or indirect subsidiaries, affiliates or franchisees.

                 "Commission" see Section 4.12
                  ----------

                 "Confidentiality Agreement" means that certain letter agreement
                  -------------------------
regarding confidentiality dated as of the date of this Agreement between Sellers and Three Cities Fund III L.P.

                 "Contracts" means all of Sellers' contracts and agreements,
                  ---------
including franchise agreements, license agreements, loan agreements with financed area developers and others, service agreements, vendor contracts, employment, bonus and retention bonus agreements, consulting agreements, equipment leases and confidentiality and similar agreements.

                 "Deposit Amount" see Section 2.5.
                  --------------

                 "Designated Buyer Account" see Section 9.1.3(a).
                  ------------------------

                 "Designated Seller Account" means an account to be designated
                  -------------------------
by E/N Corp. as the account into which any payments to Sellers on account of the Purchase Price are to be deposited.

                 "Dispute Notice" see Section 9.1.1.
                  --------------

                 "Disputed Items" see Section 9.1.1.
                  --------------

                 "Employee in Good Standing" means any employee of Sellers as of
                  -------------------------
the Closing Date, including those on short term disability leave, workers' compensation leave or other authorized leave of absence on the Closing Date, other than any such employee: (i) who has been absent from work without authorization for one or more weeks on the Closing Date or (ii) who is on long term disability on the Closing Date; provided, that any employee of Sellers on
                                     --------
short term disability leave, workers'
compensation leave or other authorized leave of absence on the Closing Date will cease to be an Employee in Good Standing as of the Closing Date unless such employee returns to his or her Employment within 90 days of the date on which such employee's disability leave began.

           "Employment" means, with respect to each employee, either (i) such
            ----------
employee's position as of the Closing Date or (ii) in the event that, in Buyer's sole discretion, such position is no longer available, a Comparable Position.

           "E/N Corp." see the preamble.
            ---------

           "E/N Partners" see the preamble.
            ------------

           "ENBPI" see Section 1.1.9
            -----

           "Equipment Lease Assignment" see Section 7.2.2(b).
            --------------------------

           "Equivalent Compensation" means salary or wages, bonus and incentives
            -----------------------
of the Buyer (of its affiliates), which, in the aggregate, are substantially equivalent to the Sellers' salary or wages, as the case may be, and applicable Incentives in the aggregate of such employee as of the Closing Date.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as
            -----
amended, and the related regulations and published interpretations.

           "Escrow Agent" see Section 2.1(b)(ii).
            ------------

           "Escrowed Purchase Price Portion" means $3.0 million.
            -------------------------------

           "Exchange Act" see Section 4.12
            ------------

           "Excluded Assets" see Section 1.2.
            ---------------

           "Excluded Contracts" see Section 1.2.3.
            ------------------

           "Excluded Real Property Leases" see Section 1.2.5.
            -----------------------------

           "Excluded Receivables" see Section 1.2.2.
            --------------------

           "Final Order" means an order of the Bankruptcy Court with respect to
            -----------
which (a) no appeal has been filed within the time period specified by Rule 8002(a), Federal Rules of Bankruptcy Procedure, (b) in the event a timely appeal has been filed, the effectiveness of such order has not been stayed in accordance with Rule 8005, Federal Rules of Bankruptcy Procedure, or (c) in the event such order was stayed pending appeal, such stay has been terminated by subsequent court order.

           "GAAP" see Section 4.12.
            ----

           "Government Permits" see Section 1.1.11.
            ------------------

           "Greenlight" means Greenlight New World LLC.
            ----------

           "Hartnett Employment Agreement" means the amended and restated
            -----------------------------
executive employment agreement between Robert N. Hartnett and E/N Corp., as of February 10, 2001.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
            -------
1976, as amended.

           "Independent Accountants" means an independent public accounting firm
            -----------------------
to be mutually agreed by Sellers and Buyer

           "Intellectual Property" see Section 1.1.10.
            ---------------------

           "Interseller Leases" see Section 1.2.5.
            ------------------

           "Inventory" see Section 1.1.3.
            ---------

           "Liens" see Section 1.1.
            -----

           "Management Information Systems" means the computer systems of the
            ------------------------------
Sellers that provide information about their business operations.

           "Material Adverse Change" means any event or circumstances or series
            -----------------------
of related events or circumstances that have caused a material adverse change in the operations, properties or assets of the Business.

           "Material Adverse Effect" means any event or circumstance or series
            -----------------------
of related events or circumstances that have caused a material adverse effect in the operations, properties or assets of the Business.

           "NWC" means New World Coffee-Manhattan Bagel, Inc.
            ---

           "Organizational Books and Records" see Section 1.2.6.
            --------------------------------

           "Outstanding ACHs" means all Automated Clearing House liabilities
            ----------------
that have been initiated by Sellers but not settled on or before the Closing
Time.

           "Personal Property" see Section 1.1.5.
            -----------------

           "Preliminary Order" see Section 6.7.
            -----------------

           "Prepaid Advertising" means network, spot, and print advertising paid
            -------------------
for by Sellers prior to the Closing Date prorated (with respect to any such payments that are for a payment period that include both pre- and post Closing
Date) based on the number of days from the Closing Date to the end of the payment period.

           "Prepaid Rent" means all rent payments and other landlord related
            ------------
payments (for such item as, without limitation, taxes, insurance, C.A.M., and utilities payable to any Seller's landlords or any assignee thereof) made by any Seller to the extent such payments (i) were made as of the Closing Date, (ii) related to Real Property

Leases (other than Excluded Real Property Leases), (iii) are (in whole or in part) for a payment period after the Closing Date, prorated (with respect to any such payments that are for a payment period that include both the pre- and post-Closing Date) from the Closing Date to the end of such payment period.

        "Petition Date" means April 27, 2000.
         -------------

        "Purchase Price" see Section 2.1.
         --------------

        "Purchased Assets" see Section 1.1.
         ----------------

        "Real Property Leases" see Section 4.4.
         --------------------

        "Real Property Lease Assignment" see Section 7.2.2(c).
         ------------------------------

        "Receivables" see Section 1.1.2.
         -----------

        "Related Agreements" see Section 1.2.7.
         ------------------

        "Retention Bonus Program" means the amended and Restated Einstein/Noah
         -----------------------
Bagel Corp. Employee Retention Program as in effect on the date hereof under which $265,000 is payable in February 2001 and $530,000 is payable upon confirmation of Sellers' plan or reorganization.

        "Sale Order" see Section 6.11.
         ----------

        "Severance Agreements" means the 10 individual change of control
         --------------------
severance agreements for senior management previously approved by the Bankruptcy Court.

        "Seller, Sellers" see the preamble.
         ---------------

        "Store" means any location currently owned by or leased to any Seller at
         -----
which Sellers currently operates or formerly operated a retail food service outlet under the tradename of "Einstein Bros. Bagels" or "Noah's New York Bagels."

        "Taxes" means federal, state, local and foreign taxes, assessments,
         -----
deficiencies, duties, fees and other governmental charges or impositions (including without limitation on all income tax, gross receipts, unemployment compensation, social security, payroll, sales and use, excise, privilege, real and personal property, ad valorem, transfer, franchise, capital stock, license, production, business and occupation, disability, employment, severance, withholding and any other tax or similar governmental charge or imposition whatsoever (including interest, penalties, or additions with respect thereto) under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof).

        "Termination Notice" see Section 10.1.
         ------------------

           "Termination Payment" see Section 10.2.
            -------------------

           IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first written above.

           SELLERS, each as a debtor and debtor-in-possession

                                        EINSTEIN/NOAH BAGEL CORP.

                                        By: /s/ Paul A. Strasen
                                           -----------------------------
                                        Name: Paul A. Strasen
                                        Title: Sr. Vice Pres.

                                        EINSTEIN/NOAH BAGEL PARTNERS, L.P.

                                        By: /s/ Paul A. Strasen
                                           -----------------------------
                                        Name: Paul A. Strasen
                                        Title: Vice Pres. EINSTEIN/NOAH BAGEL
                                               Partners, Inc.
                                        Its: General Partner


                                        BUYER


                                        EINSTEIN ACQUISITION CORP.

                                        By: /s/ Ramin Kamfar
                                           ----------------------------
                                        Name: Ramin Kamfar
                                        Title: President

                                        GREENLIGHT NEW WORLD, LLC by New World
                                        Coffee-Manhattan Bagel, Inc. as Manager

                                        By: /s/ Ramin Kamfar
                                           ----------------------------
                                        Name: Ramin Kamfar
                                        Title: CEO